Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Legg Mason Partners Sector Series, Inc.:

We consent to the use of our report, incorporated herein by reference, dated December 27, 2006, for Legg Mason Partners Financial Services Fund (formerly Smith Barney Financial Services Fund), a series of Legg Mason Partners Sector Series, Inc. (formerly Smith Barney Sector Series, Inc.), as of October 31, 2006 and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

February 26, 2007